Exhibit 99.1

AMIS Holdings, Inc. Reports Fourth Quarter and Full Year 2004 Results

    POCATELLO, Idaho--(BUSINESS WIRE)--Jan. 27, 2005--






    --  Record revenue in 2004 of $517.3 million
    -- 2004 revenue in target end markets increased 19 percent year over year
    -- Gross margins for the fourth quarter increased for the eighth consecutive quarter


    AMIS Holdings, Inc. ("AMIS" or "Company") (NASDAQ:AMIS), parent company of AMI Semiconductor, a leader in the design and manufacture of integrated mixed-signal solutions, today reported results for the fourth quarter and full year ended December 31, 2004.

    Financial Results

    Fourth quarter 2004 revenue was $123.3 million, a decrease of six percent sequentially and two percent below the fourth quarter of last year. Gross margin for the fourth quarter of 2004 was 49.1 percent, an increase of 60 basis points sequentially and 370 basis points year over year.
    Operating margin was 10.9 percent in the fourth quarter of 2004, a decrease of 880 basis points sequentially primarily driven by charges for restructuring and in process research and development related to the Dspfactory acquisition which did not occur in the third quarter. Excluding these and other charges, on a pro forma basis, operating margin was 19.1 percent, a decrease of 80 basis points sequentially and an increase of 180 basis points year over year.
    Net income for the fourth quarter of 2004 decreased 55 percent sequentially to $7.3 million, or $0.08 per fully diluted share, compared to net income of $16.2 million, or $0.19 per fully diluted share for the third quarter of 2004 and net income of $3.4 million or $0.04 per fully diluted share in the fourth quarter of 2003. Pro forma net income in the fourth quarter of 2004 was $14.2 million or $0.16 per fully diluted share, compared to pro forma net income of $16.3 million or $0.19 per fully diluted share in the third quarter of 2004 and pro forma net income of $10.6 million, or $0.12 per fully diluted share in the fourth quarter of 2003.
    Revenue for 2004 increased 14 percent to $517.3 million from $454.2 million in 2003. Net income for 2004 was $52.4 million, or $0.60 per fully diluted share, compared to a net loss of $0.4 million in 2003, or $(0.84) per share. Pro forma net income for 2004 was $59.6 million or $0.69 per fully diluted share, compared to pro forma net income of $31.5 million or $(0.27) per share in 2003. Earnings per share amounts in 2003 were impacted by a preferred stock dividend. Pro forma operating margin, net income and EPS exclude amortization of acquisition-related intangible assets, in-process research and development, restructuring and impairments, nonrecurring charges and other items, net of the related tax effects. See related financial highlights in this press release for a reconciliation of GAAP earnings to non-GAAP financial measures.
    "Despite a difficult fourth quarter, AMIS achieved record revenues in 2004," said Christine King, president and chief executive officer. "Growth in our target markets of automotive, medical and industrial was 19 percent for 2004 compared to 2003, which was offset by weakness in communications, particularly in the second half. We also increased our three year design win revenue in these target end markets 12 percent year over year from 2003 to 2004. Finally, during the fourth quarter of 2004, we completed our acquisition of Dspfactory, Ltd., which increases our presence in the medical end market and which helped generate record medical revenue in the fourth quarter."
    Operating cash flow for the fourth quarter was $30.8 million and capital expenditures were $11.3 million. Cash at December 31, 2004 was $161.7 million, a decrease of $2.7 million sequentially, which includes a $27.2 million cash payment for the Dspfactory acquisition and related expenses.

    Business Outlook

    "We expect our first quarter 2005 revenue to be down six to eight percent as compared to fourth quarter due to continued weakness in the communications market and an inventory buildup at several key customers," said David Henry, senior vice president and chief financial officer. "Based on recent ordering patterns, we believe the first quarter will represent the trough in our 2005 revenues. The beneficial effect of incremental product mix improvements, which have been a key driver of our gross margin expansion in the second half of 2004, will not recur in the first quarter of 2005. Additionally, we expect a further decrease in factory utilization in the first quarter. As a result, we anticipate first quarter gross margins to be down approximately 300 to 400 basis points sequentially. We expect pro forma operating margins will be down 500 to 600 basis points sequentially, as we will continue to invest in research and development during this challenging market environment. We anticipate our effective tax rate to be between 10 percent and 12 percent in the first quarter. Pro forma fully diluted earnings per share in the first quarter is expected to be in the range of $0.10 to $0.12. Pro forma operating margin and pro forma earnings per share exclude anticipated pre-tax charges of approximately $1.5 to $2.0 million in the first quarter for amortization of acquisition-related intangibles and charges as a result of our previously announced restructuring plan. We expect capital expenditures for 2005 to be approximately eight percent of annual revenues. Depreciation and amortization is expected to be about $12.0 million in the first quarter."

    Conference Call

    President and CEO Christine King along with Senior Vice President and CFO David Henry will conduct a conference call on January 27, 2005 at 5 p.m. ET, to discuss the Company's earnings and operations. Investors and other interested parties may listen to a live audio webcast of the conference call by visiting the investor relations section of the AMIS Web site at http://www.amis.com. A webcast replay will be available on the Company's Web site until close of business February 10.

    About AMI Semiconductor

    AMI Semiconductor (AMIS) is a leader in the design and manufacture of silicon solutions for the real world. As a widely recognized innovator in state-of-the-art integrated mixed-signal products, mixed-signal foundry services and structured digital products AMIS is committed to providing customers with the optimal value, quickest time-to-market semiconductor solutions. Offering unparalleled manufacturing flexibility and dedication to customer service, AMI Semiconductor operates globally with headquarters in Pocatello, Idaho, European corporate offices in Oudenaarde, Belgium, and a network of sales and design centers located in the key markets of North America, Europe and the Asia Pacific region. For more information, please visit the AMIS Web site at http://www.amis.com.

    Forward Looking Statements

    Statements in this press release other than statements of historical fact are "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995. The Company's future results could differ materially from the expectations discussed herein. Factors that could cause or contribute to such differences include general economic and political uncertainty, conditions in the semiconductor industry, changes in the conditions affecting our target markets, manufacturing underutilization, fluctuations in customer demand, raw material costs, exchange rates, timing and success of new products, competitive conditions in the semiconductor industry, risks associated with international operations and the other risks and uncertainties discussed in the Company's Form 10-K Annual Report for the year ended December 31, 2003, Form 10-Q Quarterly Reports and other reports filed with the SEC. The Company does not intend to revise or update any forward-looking statements to reflect events or circumstances after the date of this press release.



                         AMIS Holdings, Inc.
      Pro forma Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                                  Three Months Ended    Year Ended
                                  ------------------ -----------------
                                  December  December December December
                                     31,       31,      31,      31,
                                    2004      2003     2004     2003
                                  --------- -------- -------- --------
Revenue
  Integrated mixed signal
   products                       $   74.3  $  62.2  $ 290.6  $ 241.4
  Structured digital products         28.6     31.0    119.6     96.7
  Mixed signal foundry services       20.4     32.3    107.1    116.1
                                  --------- -------- -------- --------
Total revenue                        123.3    125.5    517.3    454.2

Cost of revenue                       62.8     68.5    271.0    255.4
                                  --------- -------- -------- --------
Gross profit                          60.5     57.0    246.3    198.8

Operating expenses:
  Research & development              19.4     17.9     77.2     70.2
  Selling, general and
   administrative                     17.5     17.4     71.7     60.5
                                  --------- -------- -------- --------
                                      36.9     35.3    148.9    130.7
                                  --------- -------- -------- --------

Pro forma operating income            23.6     21.7     97.4     68.1

Non-operating expenses, net            5.1      5.4     19.3     22.5
                                  --------- -------- -------- --------

Income before income taxes            18.5     16.3     78.1     45.6
Provision for income taxes             4.3      5.7     18.5     14.1
                                  --------- -------- -------- --------
Pro forma net income              $   14.2  $  10.6  $  59.6  $  31.5
                                  ========= ======== ======== ========

Pro forma earnings (loss) per
 share
  Basic                           $   0.17  $  0.13  $  0.72  $ (0.27)
  Diluted                         $   0.16  $  0.12  $  0.69  $ (0.27)

Weighted average shares
  Basic                               83.9     79.1     82.9     55.4
  Diluted                             87.3     86.4     86.6     55.4

Note: 2003 Pro forma EPS is based on net loss available to common shareholders of approximately $14.8 million


Key Pro Forma Ratios
---------------------------------

Pro forma gross margin                49.1%    45.4%    47.6%    43.8%
Pro forma operating margin            19.1%    17.3%    18.8%    15.0%

Pro forma condensed consolidated statements of operations are presented because we use them as an additional measure of our operating performance. Pro forma net income and pro forma earnings
(loss) per share should not be considered as alternatives to net income (loss), earnings (loss) per share or other consolidated operations data prepared in accordance with accounting principles generally accepted in the United States of America, as indicators of our operating performance or as a measure of liquidity.

Pro forma condensed consolidated statements of operations are intended to present our operating results, excluding items described below, for the periods presented. During the three months and year ended December 31, 2004 pro forma adjustments include the amortization of acquisition-related intangible assets, in-process research and development related to the DSPfactory acquisition, restructuring expenses and the tax effects related to these items. During the three months and year ended December 31, 2003 the items included the amortization of acquisition-related intangible assets, write-off of deferred financing fees, settlement of hedge transactions, a non-cash impairment charge related to the write-off of a non-competition agreement deemed to have no remaining value, fees for amending advisory agreements, compensation expense on the redemption of Preferred Stock Options and the tax effects related to these items.
We believe that these excluded charges are nonrecurring and that the exclusion of these charges enhances comparability between the current periods and the prior periods.


                         AMIS Holdings, Inc.
  Reconciliation of Operating Income (Loss) to Pro Forma Operating
                                Income
                      (In millions - Unaudited)

                                  Three Months Ended    Year Ended
                                  ------------------ -----------------
                                  December  December December December
                                     31,       31,      31,      31,
                                    2004      2003     2004     2003
                                  --------- -------- -------- --------
Operating income                  $   13.4  $  19.8  $  86.7  $  30.2
Adjustments to reconcile
 operating income to pro forma
 operating income:
  Amortization of acquisition-
   related intangible assets           0.9      0.2      1.4      4.8
  In-process research and
   development                         1.5        -      1.5        -
  Restructuring and impairment
   charges                             7.8        -      7.8     21.7
  Nonrecurring charges                   -      1.7        -     11.4
                                  --------- -------- -------- --------
Pro forma operating income        $   23.6  $  21.7  $  97.4  $  68.1
                                  ========= ======== ======== ========


                         AMIS Holdings, Inc.
     Reconciliation of Net Income (Loss) to Pro Forma Net Income
                      (In millions - Unaudited)

                                  Three Months Ended    Year Ended
                                  ------------------ -----------------
                                  December  December December December
                                     31,       31,      31,      31,
                                    2004      2003     2004     2003
                                  --------- -------- -------- --------
Net income (loss)                 $    7.3  $   3.4  $  52.4  $  (0.4)
Adjustments to reconcile net
 income (loss) to pro forma net
 income:
  Amortization of acquisition-
   related intangible assets           0.9      0.2      1.4      4.8
  In-process research and
   development                         1.5        -      1.5        -
  Restructuring and impairment
   charges                             7.8        -      7.8     21.7
  Nonrecurring charges                   -      1.7        -     11.4
  Write-off of deferred financing
   fees                                  -      2.8        -      7.9
  Settlement of hedge
   transactions                          -        -        -      0.8
  Premium on bond repayment              -      7.5        -      7.5
  Related tax effects                 (3.3)    (5.0)    (3.5)   (22.2)
                                  --------- -------- -------- --------
Pro forma net income              $   14.2  $  10.6  $  59.6  $  31.5
                                  ========= ======== ======== ========


                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Operations
                      (In millions - Unaudited)

                                  Three Months Ended    Year Ended
                                  ------------------ -----------------
                                  December  December December December
                                     31,       31,      31,      31,
                                    2004      2003     2004     2003
                                  --------- -------- -------- --------
Revenue
  Integrated mixed signal
   products                       $   74.3  $  62.2  $ 290.6  $ 241.4
  Structured digital products         28.6     31.0    119.6     96.7
  Mixed signal foundry services       20.4     32.3    107.1    116.1
                                  --------- -------- -------- --------
Total revenue                        123.3    125.5    517.3    454.2

Cost of revenue                       62.8     68.5    271.0    255.4
                                  --------- -------- -------- --------
Gross profit                          60.5     57.0    246.3    198.8

Operating expenses:
  Research & development              19.4     17.9     77.2     70.2
  Selling, general and
   administrative                     17.5     17.4     71.7     60.5
  Amortization of acquisition-
   related intangibles                 0.9      0.2      1.4      4.8
  In-process research and
   development                         1.5        -      1.5        -
  Restructuring and impairment
   charges                             7.8        -      7.8     21.7
  Nonrecurring charges                   -      1.7        -     11.4
                                  --------- -------- -------- --------
                                      47.1     37.2    159.6    168.6
                                  --------- -------- -------- --------

Operating income                      13.4     19.8     86.7     30.2

Non-operating expenses, net            5.1     15.8     19.3     38.7
                                  --------- -------- -------- --------

Income (loss) before income taxes 8.3 4.0 67.4 (8.5) Provision (benefit) for income
 taxes                                 1.0      0.6     15.0     (8.1)
                                  --------- -------- -------- --------
Net income (loss)                 $    7.3  $   3.4  $  52.4  $  (0.4)
                                  ========= ======== ======== ========

Earnings (loss) per share
  Basic                           $   0.09  $  0.04  $  0.63  $ (0.84)
  Diluted                         $   0.08  $  0.04  $  0.60  $ (0.84)

Weighted average shares
  Basic                               83.9     79.1     82.9     55.4
  Diluted                             87.3     86.4     86.6     55.4

Note: 2003 full year EPS is based on net loss available to common shareholders of approximately $46.7 million


Key Ratios & Information:
---------------------------------

Gross margin                          49.1%    45.4%    47.6%    43.8%
Operating margin                      10.9%    15.8%    16.8%     6.6%


                          AMIS Holdings, Inc.
                 Condensed Consolidated Balance Sheets
                             (In Millions)

                                              December     December
                                                 31,          31,
                                                2004         2003
                                             (unaudited)
                                             -----------  -----------
Assets
------
Current assets:
   Cash and cash equivalents                 $    161.7   $    119.1
   Accounts receivable, net                        78.6         73.6
   Inventories                                     52.2         45.6
   Deferred tax assets                              9.3          9.0
   Prepaid expenses and other current assets       30.1         20.7
                                             -----------  -----------
Total current assets                              331.9        268.0

Property, plant and equipment, net                199.2        205.9
Goodwill, net                                      16.8          1.2
Other intangibles, net                             35.1          9.7
Deferred tax assets                                36.8         38.6
Other long-term assets                             23.4         26.7
                                             -----------  -----------

Total assets                                 $    643.2   $    550.1
                                             ===========  ===========

Liabilities and Stockholders' Equity
Current liabilities:
   Current portion of long-term debt         $      1.3   $      1.3
   Accounts payable                                37.6         34.8
   Accrued expenses                                62.4         54.1
   Income taxes payable                             1.3          1.1
                                             -----------  -----------
Total current liabilities                         102.6         91.3

Long-term debt, less current portion              252.2        253.4
Other long-term liabilities                         2.4          0.4
                                             -----------  -----------
Total liabilities                                 357.2        345.1

Stockholder's equity:
Common stock                                        0.8          0.8
Additional paid-in capital                        530.6        510.7
Accumulated deficit                              (270.6)      (323.0)
Deferred stock-based compensation                  (0.4)        (0.5)
Accumulated other comprehensive income             25.6         17.0
                                             -----------  -----------
Total stockholders' equity                        286.0        205.0

Total liabilities and stockholders' equity   $    643.2   $    550.1
                                             ===========  ===========


                         AMIS Holdings, Inc.
           Condensed Consolidated Statements of Cash Flows
                            (In Millions)

                                                       Year Ended
                                                  --------------------
                                                   December   December
                                                      31,        31,
                                                     2004       2003
                                                  (unaudited)
                                                  ----------- --------
Cash flows from operating activities
Net income (loss)                                 $     52.4  $  (0.4)
  Adjustments to reconcile net income (loss) to
   net cash provided by operating activities:
    Depreciation and amortization                       43.8     44.8
    In-process research and development                  1.5        -
    Amortization of deferred financing costs             1.3      1.3
    Stock-based compensation expense                     0.9      3.9
    Restructuring charges, net of cash expended          5.1      0.7
    Write-off of deferred financing charges and
     loss on settlement of derivatives                     -      8.7
    Impairment of long-term asset                          -     20.0
    Provision for (benefit from) deferred income
     taxes                                               2.2    (19.1)
    Loss on sale of property, plant and equipment          -      0.5
    Interest on stockholder notes receivable               -     (0.3)
    Changes in operating assets and liabilities:
      Accounts receivable                               (0.4)    (1.7)
      Inventories                                       (4.0)    (2.3)
      Prepaid expenses and other assets                 (4.8)     6.5
      Accounts payable and other accrued expenses       (1.4)     8.1
                                                  ----------- --------
Net cash provided by operating activities               96.6     70.7
Cash flows from investing activities
Purchases of property, plant and equipment             (32.4)   (26.6)
Proceeds from sale of property, plant and
 equipment                                               0.1      0.3
Purchase of business, net of cash acquired             (27.2)       -
Release of restricted cash                               2.4        -
Changes in other assets                                 (3.3)    (0.2)
                                                  ----------- --------
Net cash used in investing activities                  (60.4)   (26.5)
Cash flows from financing activities
Payments on long-term debt                              (1.2)  (230.4)
Proceeds from issuance of senior subordinated
 notes                                                     -    200.0
Proceeds from senior term loan                             -    125.0
Issuance of common and preferred stock, net of
 offering costs                                            -    470.3
Payment to settle derivatives                              -     (0.8)
Debt issuance costs                                        -    (11.4)
Payments on long-term payables                             -     (1.4)
Proceeds from exercise of stock options                  2.5      0.9
Redemption of preferred stock                              -   (550.2)
                                                  ----------- --------
Net cash provided by financing activities                1.3      2.0
Effect of exchange rate changes on cash and cash
 equivalents                                             5.1     10.7
                                                  ----------- --------
Net increase in cash and cash equivalents               42.6     56.9
Cash and cash equivalents at beginning of period       119.1     62.2
                                                  ----------- --------
Cash and cash equivalents at end of period        $    161.7  $ 119.1
                                                  =========== ========


    CONTACT: AMI Semiconductor, Pocatello
             Investor Relations:
             Arlen Wittrock, 208-234-6012
             arlen_wittrock@amis.com
               or
             Media Relations:
             Tamera Drake, 208-234-6890
             tamera_drake@amis.com